  Exhibit 4.1

THIS NOTE AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF IN VIOLATION OF SECURITIES LAWS. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

CONVERTIBLE PROMISSORY NOTE

US $2,500,000	May ___, 2020 No. 1

FOR VALUE RECEIVED, DynaResource, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of Golden Post Rail, LLC, a Texas limited liability company (the “Holder”), or its assigns, the aggregate principal sum of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00), together with interest on the unpaid principal balance of this convertible promissory note (this “Note”) at a simple interest rate equal to ten percent (10%) (computed on the basis of the actual number of days elapsed in a 365-day year) per annum, paid quarterly. Interest shall accrue from the date hereof and shall continue to accrue on the outstanding principal balance of this Note until paid in full or converted. Except as expressly provided herein, all payments of principal and interest by the Company under this Note shall be made in United States dollars in immediately available funds to an account specified by the Holder. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal.

This Note is one of a series of Notes (collectively, the “Notes”) that may be purchased pursuant the Purchase Agreement (as defined below). This Note is a secured obligation of the Company pursuant to the terms of the Pledge Agreement (as defined below).

1. Definitions. Capitalized terms used herein shall have the respective meanings ascribed thereto in the Purchase Agreement unless otherwise defined herein. Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated:

“Affiliate” means with respect to any person or entity, any person or entity that, directly or indirectly, controls, is controlled by, or is under common control with such person or entity, as the case may be.

“Common Stock” means the Company’s common stock, par value $0.01 per share.

“Conversion Price” means $2.00 per share of Conversion Shares.

“Company Sale” means (a) a sale by the Company of all or substantially all of its assets, (b) a merger of the Company with or into another entity (if after such merger the holders of a majority of the Company’s voting securities immediately prior to the transaction do not hold a majority of the voting securities of the successor entity) or (c) the transfer of more than 50% of the Company’s voting securities to a person or group, other than in connection with a bona fide equity financing.

“Conversion Shares” means shares of a new class of preferred stock of the Company issued to the Holder, that is pari passu to the Series C Preferred Stock and having the same rights, privileges, preferences and restrictions as the shares of Series C Preferred Stock (including, but not limited to, the same anti-dilution protections of the Series C Preferred Stock), other than with respect to: (i) the per share liquidation preference; and (ii) the conversion price for purposes of price-based anti-dilution protection and/or conversion into Common Stock, which will be equal to the Conversion Price.

“Maturity Date” means May 14, 2022.

“Outstanding Balance” means all Outstanding Principal Amount and any accrued and unpaid interest due thereon.

“Outstanding Principal Amount” means all outstanding principal under the Note.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Pledge Agreement” means the Pledge Agreement, dated as of May 14, 2020, as such agreement may be amended from time to time, by and among the Company, the Holder and K.D. Diepholz.

“Purchase Agreement” means the Note Purchase Agreement, dated as of May 14, 2020, as such agreement may be amended from time to time, by and among the Company, the Holder and the other “Purchasers” defined therein, pursuant to which the Company issues and sells the Notes (including this Note).

“SEC Rule 144” means Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series C Preferred Stock” means the Series C Preferred Stock of the Company, par value $0.0001 per share.

“Transaction Documents” means, collectively, the Notes, the GPR Warrant, the Pledge Agreement, and the Purchase Agreement.

2. Purchase Agreement; Transfer.

(a) This Note is subject to the terms and conditions of, and entitled to the benefit of, the provisions of the Purchase Agreement.

(b) Subject to the restrictions on transfer described in the Purchase Agreement, the rights and obligations of the Company and Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(c) From and after the date hereof and through and including the Maturity Date, subject to the satisfaction of the conditions in this Section 2(c), the principal amount under the Note will be advanced by Holder in minimum amounts of $62,500 to pay amounts specified in a Draw Request (as defined below) received and approved by Holder. All advances under this Note are subject to satisfaction of the following conditions:

(i) the Company shall have used the proceeds of any prior Draw Requests in accordance with the Draw Summary and the Budget attached to the Purchase Agreement;

(ii) the Company shall have delivered to Holder a draw request in form and substance acceptable to Holder (and, for the avoidance of doubt, Holder shall be satisfied with the use of proceeds set forth therein) (including, without limitation, the purpose of the draw request) in accordance with Section 1.6 of the Purchase Agreement (a “Draw Request”);

(iii) the Company shall certify that (A) any proceeds advanced under this Note to the Company in connection with previous Draw Requests have been used by the Company in accordance with Section 1.6 of the Purchase Agreement, including, without limitation, the Draw Summary and the Budget, in each case, attached to the Purchase Agreement, and (B) the proceeds advanced under this Note to the Company in connection with the Draw Request such certification is being delivered with will be used by the Company in accordance with Section 1.6 of the Purchase Agreement, including, without limitation, the Draw Summary and the Budget, in each case, attached to the Purchase Agreement;

(iv)  such Draw Request shall be signed by K.D. Diepholz and Rene Mladosich;

(v) as of the date such Draw Request is delivered and as of the funding date of such advance, no event shall have occurred and be continuing or would result from the making of such advance that would constitute a Event of Default or that with notice or lapse of time, or both, would constitute an Event of Default;

(vi) as of the date such Draw Request is delivered and as of the funding date of such advance, the representations and warranties contained herein and in the other Transaction Documents shall be true and correct on and as of each such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date; and
(vii) after giving effect to such advance, the Outstanding Principal Amount of this Note shall not exceed $2,500,000 (the “Maximum Amount”).

In no event shall the Company submit a Draw Request more than one (1) time in any calendar month. With respect to all amounts advanced pursuant to a Draw Request that are used to pay third-party contractors or vendors, the Company shall promptly (but no later than 48 hours following payment of such third-party contractors or vendors, as applicable) submit to Holder written evidence that such contractor or vendor has received the amounts specified in such Draw Request. Notwithstanding anything to the contrary in this Note, the obligation of Holder to advance any funds pursuant to this Section 2 shall not exceed, in the aggregate, 50% of the Maximum Amount of this Note unless the Company obtains the Shareholder Approval (as defined in the Purchase Agreement) by the Shareholder Meeting Deadline (as defined in the Purchase Agreement). For the avoidance of doubt, in the event the Company is unable to obtain the Shareholder Approval by the Shareholder Meeting Deadline and file the Charter Amendments (as defined in the Purchase Agreement) within one (1) business day thereafter, such failure shall constitute an Event of Default hereunder and Holder shall not be required to advance any other funds to the Company pursuant to this Section 2.

(d) The Company shall have the right to redeem this Note at a purchase price equal to the Outstanding Balance as of the date of redemption (the “Option”); provided, that, the Option may be exercised by the Company solely to the extent (i) such redemption by the Company of this Note is on a pari passu basis with the Notes of all other holders of Notes, (ii) to the extent the Option is exercised prior to the first year anniversary of the date hereof, the purchase price shall be increased by an amount equal to (A) the product of (1) the Outstanding Principal Amount, multiplied by (2) 10%, less (B) any accrued but unpaid interest as of the date of the redemption (the “Premium”), and (iii) the Company delivers notice to the Holder pursuant to the provisions of Section 8.5 of the Purchase Agreement, and the Holder shall have 10 business days from receipt thereof to elect to convert such Note into Conversion Shares pursuant to Section 4(b) of the Note in lieu of having such Note redeemed by the Company. Upon exercise of the Option, the Company shall deliver to the Holder or its designated Affiliate the purchase price as increased by clause (ii) of this Section 2(d) and the Holder, upon receipt of such purchase price, shall return to the Company the original copy of this Note. The Company shall mark this Note received from the Holder in connection with its exercise of the Option as “cancelled”.

(e) For so long as Holder holds any Notes, the Company shall not issue any shares of Series D Preferred Stock to any Person (other than the Holder of this Note or the holders of any other Notes issued under the Purchase Agreement upon conversion of such Notes in accordance with their respective terms) without the prior written consent of the Requisite Holders.

3. Payment of Principal and Interest; Prepayment.

(a) Interest on this Note shall accrue from the date hereof and be payable, in arrears, on March 31, June 30, September 30 and December 31 of each calendar year, and the Outstanding Balance shall be payable, in arrears, upon demand by the Holder at any time on or after the Maturity Date, unless prepaid pursuant to Section 3(b) hereof or earlier converted pursuant to Section 4 hereof.

(b) The Company shall not prepay all or any portion of the principal amount or accrued but unpaid interest on any of the Notes without the prior written consent of the Requisite Holders (as defined below); provided, that, any such permitted prepayment shall be applied ratably and proportionately on all outstanding Notes on the basis of the original principal amount of outstanding Notes and made in accordance with Section 9 hereof.

4. Conversion.

(a) Voluntary Conversion at Company Sale. In the event that prior to the repayment in full of this Note or conversion of this Note in accordance with its terms, there is a Company Sale, the Holder, at the Holder’s sole discretion, shall either (i) be repaid the accrued but unpaid interest under this Note, plus 1.25 times the Outstanding Principal Amount, in cash or (ii) convert the Oustanding Balance of this Note into Conversion Shares at a price per share equal to the Conversion Price; provided, that any payment or conversion of the Note pursuant to this Section 4(a) shall occur immediately prior to consummation of the Company Sale.

(b) Voluntary Conversion. At any time for so long as the Note remains outstanding, the Holder, at the Holder’s sole option, may elect to convert the Outstanding Balance into Conversion Shares at a price per share equal to the Conversion Price. In the event the Holder wishes to convert this Note upon the Maturity Date, then the Holder shall notify the Company thereof at least three (3) days prior to the Maturity Date and the Company, upon receipt of such notice, shall not repay the Note or any portion of the Note on the Maturity Date and shall instead take such actions as necessary to cause the conversion thereof.

(c) Mechanics and Effect of Conversion.

(i) Upon conversion of this Note, the Note will be deemed fully satisfied and discharged and the Company will automatically be released from all of its obligations and liabilities hereunder; and

(ii) No fractional shares of the Company’s Conversion Shares will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unconverted Outstanding Balance that would otherwise be converted into such fractional share. Upon conversion of this Note pursuant to this Section 4, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. The Company will, at its expense, as soon as practicable thereafter, issue and deliver to the Holder, at Holder’s principal office, a certificate or certificates for the securities to which the Holder is entitled upon such conversion, together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described herein.

5. Event of Default. The occurrence of any of following events shall constitute an “Event of Default” hereunder:

(a) The failure of the Company to pay any amounts due under the Notes or any of the other Transaction Documents when due;

(b) Any representation or warranty of the Company in the Transaction Documents is incorrect in any material respect;

(c) The Company’s failure to perform any of the covenants, agreements or obligations set forth in the Transaction Documents and such failure shall continue for ten (10) business days after the Company’s receipt of written notice to the Company of such failure;

(d) (i) the filing of a petition in bankruptcy or under any similar insolvency law by the Company, (ii) the making of an assignment for the benefit of creditors, including execution by the Company of a general assignment for the benefit of creditors, (iii) the filing by or against the Company of a petition in bankruptcy or under any similar insolvency law or any petition for relief under the federal bankruptcy act or the continuation of such petition without dismissal for a period of 90 days or more, or (iv) the dissolution of the Company;

(e) the failure of the Company to obtain the Shareholder Approval by the Shareholder Meeting Deadline and file the Charter Amendments within one (1) business day thereafter; or

(f) the failure of the Company to pay and discharge in full any amounts due and owing to Breen Lyden on or prior to December 31, 2020, pursuant to that certain convertible promissory note, dated April 1, 2013 (as amended from time to time).

Upon the occurrence of any Event of Default under clause (d) above, the Outstanding Balance shall become immediately due and payable, and upon any other Event of Default, the Outstanding Balance shall become due and payable upon election of the Holder. Upon the occurrence of any Event of Default, the Holder may, in addition to declaring all amounts due hereunder to be immediately due and payable, pursue any available remedy, whether at law or in equity.

6. Notice of Company Sale. The Holder shall be entitled to ten (10) business days’ prior written notice from the Company of any Company Sale.

7. Amendments in Writing; Waiver. Any term of this Note may be amended, modified or waived upon the written consent of the Company and the holders of a majority in aggregate principal amount of the Notes, which majority shall include Holder for so long as Holder holds any Notes (collectively, the “Requisite Holders”). No such waiver or consent in any one instance shall be construed to be a continuing waiver or a waiver in any other instance unless it expressly so provides. No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

8. No Rights as a Stockholder. This Note does not by itself entitle the Holder to any voting rights or other rights as a stockholder of the Company. In the absence of conversion of this Note, no provisions of this Note, and no enumeration herein of the rights or privileges of the Holder, shall cause the Holder to be a stockholder of the Company for any purpose.

9. Ranking. The Notes shall rank equally without preference or priority of any kind over one another, and all payments on account of principal and interest with respect to any of the Notes shall be applied ratably and proportionately on all outstanding Notes on the basis of the original principal amount of outstanding Notes. While the Notes are outstanding, the Company shall not issue any convertible debt security that is, or amend any existing convertible indebtedness such that it is, senior or pari passu to the Notes in right of payment without the Requisite Holders’ prior written consent.

10. Waivers. The Company hereby forever waives presentment, demand, presentment for payment, protest, notice of protest, notice of dishonor of this Note and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

11. Costs. In the event any party is required to engage the services of any attorneys for the purpose of enforcing this Note, or any provision thereof, the prevailing party shall be entitled to recover its reasonable expenses and costs in enforcing this Note, including attorneys’ fees.

12. Counterparts. This Note may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute a single agreement.

 [Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Note effective as of the date first above written.

COMPANY:
DYNARESOURCE, INC.
Date	By:
Name:
Title:

	Address:	222 W. Las Colinas Blvd. Suite 1910 North Tower Irving, TX 75039

IN WITNESS WHEREOF, the parties have executed this Note effective as of the date first above written.

HOLDER:

GOLDEN POST RAIL, LLC

By: _________________________
Name:
Title:

Signature Page to Convertible Promissory Note